PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	   July 8, 2008
Company:   National Bancshares Corporation
	   112 West Market Street
           Orrville, Ohio 44667
Contact:   David C. Vernon
	   President and CEO
Phone:	   330.682.1010
Fax:	   330.684.2154


Orrville, Ohio -- National Bancshares Corporation announced today that its wholly owned subsidiary, First National Bank, has sold its $1.5 million credit card portfolio to Elan Financial Services (Elan), a subsidiary of U.S. Bank National Association ND. The transaction should add approximately $400 thousand to pretax earnings in the third quarter of 2008.

Under the agreement, Elan has purchased the Bank`s existing credit card portfolio, and subsequently will issue credit cards for the Bank utilizing the First National Bank name and logo. First National Bank will continue to earn certain fees from ongoing portfolio activity and new accounts.

`Our decision to sell the credit card portfolio in this environment was very straight forward and easy to make. First, using historical loss assumptions, the net present value for selling the portfolio, was essentially equal to the net present value for retaining the portfolio. Second, the VISA card services we will be offering under our new program will be superior to the VISA card services we were offering under our old program. Third, our improved VISA card service will make it much easier to increase the number of clients using a First National Bank VISA credit card.` said David C. Vernon, President and CEO.


National Bancshares Corporation is the holding company for First National Bank a federally chartered national bank formed in Ohio in 1881. First National Bank has thirteen offices in Orrville, Massillon, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Lodi and Seville. Additional information is available at www.fnborrville.com.


Forward-looking Statements ~ This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company`s filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007. The Company disclaims any obligation to publicly update or revise any forward-looking statements on the occurrence of future events, the receipt of new information, or otherwise.